UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2010

Resource Real Estate Opportunity REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 333-160463

Maryland	27-0331816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Crescent Drive, Suite 203, Navy Yard Corporate Center, Philadelphia, PA 19112

(Address of principal executive offices) (Zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

(former name or former address , if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the following obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 15, 2010, RRE Crestwood Holdings, LLC, an indirectly wholly owned subsidiary of Resource Real Estate Opportunity REIT, Inc. (the “Registrant,” “we,” “our” and “us”) entered into an agreement to purchase, at a discount, two non-performing promissory notes (the “Notes”) both secured by a first lien mortgage (the “Mortgage”) on a multifamily community known as Crestwood Crossings Apartments (“Crestwood”) from an unaffiliated seller, Capmark Bank (“Seller”). The contract purchase price for the Notes is $6,250,000, excluding closing costs. After completing our due diligence, we provided a non-refundable deposit of $500,000 under the mortgage loan sale agreement. If the purchase is consummated, we expect to fund the purchase price with proceeds from our public offering.

The Notes were originated on November 30, 2007 in the aggregate original principal amount of $11,000,000. The Notes are comprised of an A Note in the original principal amount of $6,825,000 bearing a 6% per annum fixed interest rate (acquisition financing) and a B Note in the original principal amount of $4,175,000 bearing a variable interest rate per annum equal to LIBOR plus 2% (debt service and capital improvement funding). The Notes are secured by the Mortgage on Crestwood. Crestwood is a 270-unit garden-style apartment community constructed in 1980 and located in Birmingham, Alabama. Crestwood encompasses approximately 255,750 rentable square feet and features amenities including a pool, two playgrounds, laundry facility and a lighted basketball court. As of November 9, 2010, the property was 74% occupied. The borrower under the Notes is CV Apartments, LLC (the “Borrower”), which is not affiliated with us or our advisor. The maturity date of the loan was December 1, 2010, but the Borrower failed to pay the outstanding principal and interest due on the maturity date. The strategies with respect to the purchase of these Notes include but are not limited to restructuring the loan, negotiating a discounted payoff of the Notes with the Borrower or foreclosure of the property securing the loan. As of December 10, 2010, the outstanding loan balance on the Notes was approximately $10.0 million, including all unpaid interest and late fees, and the Borrower was not making any payments on the loan. Under the terms of the purchase agreement, the Seller will also assign to us its rights under the loan documents to receive a 1% exit fee which was due and payable upon the maturity of the Notes. In addition, the principal of the Borrower may be liable for a portion of the debt pursuant to a guaranty provided by the principal to the Seller in connection with the Notes. The consummation of the purchase of the Notes is subject to substantial conditions and generally will depend upon:

•	the satisfaction of the conditions to the acquisition contained in the relevant contracts; and

•	no material adverse changes occurring relating to the Notes or to Crestwood.

Other assets may be identified in the future that we may acquire before or instead of the investment described above.

Item 8.01.	Other Events.

On December 14, 2010, our board of directors adopted an Amended and Restated Distribution Reinvestment Plan (the “Amended and Restated DRP”). A copy of the Amended and Restated DRP is attached as Exhibit 99.1.

The Amended and Restated DRP clarifies that our distribution reinvestment plan will be interpreted consistently with certain Treasury Regulations (the “Regulations”), which generally allow issuers to defer cost-basis reporting for shares issued pursuant to their distribution reinvestment plans prior to January 1, 2012. We can give no assurance that the Internal Revenue Service will agree with our interpretation of the Regulations or will agree that our distribution reinvestment plan meets the requirements of the Regulations.

In addition, the Amended and Restated DRP requires each plan participant to designate at least 20% of such participant’s distributions for the purchase of additional shares of common stock. Finally, the Amended and Restated DRP amends the way in which we may provide notice of future amendments to our distribution reinvestment plan. With respect to material changes, we may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports filed with the Securities and Exchange Commission (the “SEC”) and (b) in a separate mailing to the participants. With respect to immaterial changes, we may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports filed with the SEC, (b) in a separate mailing to the participants, or (c) on our web site.

This Report serves as notice of the amendment, as required by our distribution reinvestment plan. The Amended and Restated DRP will be effective on December 30, 2010.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Amended and Restated Distribution Reinvestment Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

Dated: December 20, 2010	By:	/s/ Alan F. Feldman
Alan F. Feldman Chief Executive Officer (Principal Executive Officer)